NOTICE
OF
ANNUAL  MEETING
OF
STOCKHOLDERS
AND
PROXY STATEMENT

Beneficial owners of stock held by banks, brokers or investment plans (in "street name") will need proof of ownership to be admitted to the meeting.
A recent brokerage statement or letter from your broker or bank are examples of proof of ownership.

                                     COMPAQ LOGO!




Compaq Computer Corporation        20555 SH 249
PO Box 692000                      Houston, TX 77070-2698
Houston, TX 77269-2000             Tel 713-370-0670

COMPAQ LOGO!


       March 8, 1996




       Dear Stockholder:


           Compaq Computer Corporation's annual meeting of stockholders will be held Thursday, April 25, 1996, at 10:00 a.m. at the Conference Center, CCA5, Compaq Computer Corporation, 20555 SH 249, Houston, Texas.

           Details of the business to be conducted at the annual meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

           On behalf of the Board of Directors and employees of Compaq, I cordially invite all stockholders to attend the annual meeting and hope you will be able to attend in person. If you are unable to attend in person, please sign and promptly return the enclosed proxy card in the enclosed prepaid return envelope. Your shares will be voted at the annual meeting in accordance with your proxy. If you plan to attend the meeting in person, please remember to bring your identification as a stockholder.



                              Sincerely,



                              Eckhard Pfeiffer
                              President and Chief Executive Officer



Compaq Computer Corporation        20555 SH 249
PO Box 692000                      Houston, TX 77070-2698
Houston, TX 77269-2000             Tel 713-370-0670


COMPAQ LOGO!

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held April 25, 1996



     To the Stockholders of
     Compaq Computer Corporation:


          NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Compaq Computer Corporation, a Delaware corporation (the "Company"), will be held at the Conference Center, CCA5, Compaq Computer
     Corporation 20555 SH 249, Houston, Texas, on
     Thursday, April 25, 1996, at 10:00 a.m., Houston time, for the following purposes, as more fully described in the accompanying Proxy Statement:

     (1)  To elect ten directors; and

     (2) To act upon such other business as may properly come before the meeting.

          The close of business on February 27, 1996, has been fixed as the record date for determining the stockholders entitled to notice and to vote at the annual meeting.


                      By Order of the Board of Directors

                      Wilson D. Fargo
                      Secretary

     March 8, 1996


     It is important that your stock be represented at the meeting regardless of the number of shares you hold.
     Please complete, sign, and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the meeting. Returning the Proxy will not limit your right to vote in person or to attend the annual meeting, but will ensure your representation if you cannot attend. If you have shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the proxy cards you receive so that all of your shares may be voted. The Proxy is revocable at any time prior to its use.



COMPAQ COMPUTER CORPORATION
20555 SH 249
Houston, Texas  77070


PROXY STATEMENT
for
Annual Meeting of Stockholders
To Be Held April 25, 1996


VOTING AT THE MEETING AND PROXIES


     On March 11, 1996, Compaq Computer Corporation, a Delaware corporation (the "Company"), will mail this Proxy Statement to stockholders entitled to vote at the Company's Annual Meeting of Stockholders on April 25, 1996. Stockholders of record at the close of business on February 27, 1996, will be entitled to vote at the meeting and will receive a copy of this Proxy Statement, furnishing information relating to the business to be transacted at the meeting. On February 27, 1996, there were 268,092,992 shares of the Company's common stock, $.01 par value (the "Common Stock"), outstanding. Each share of Common Stock entitles the holder to one vote on each matter presented at the meeting. The 1,359,114 shares of Common Stock held in the Company's treasury will not be voted.

     A proxy card is enclosed for your use.  YOU ARE SOLICITED
ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN, DATE AND RETURN
THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States.

     Regarding the election of directors, you have three choices: By checking the appropriate box on your proxy card you may (i) vote for all of the director nominees as a group;
(ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees you identify in the appropriate area. See "General Information" under Election of Directors.

     Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the Annual Meeting. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or non-vote will have the same effect as a vote against the matter being voted upon.

     You may revoke your proxy at any time before it is actually voted at the Annual Meeting by (i) delivering written notice of revocation to the Secretary of the Company, (ii) submitting a subsequently-dated proxy, or (iii) attending the meeting and withdrawing the proxy. You may also be represented by another person present at the meeting through executing a form of proxy designating such person to act on your behalf. Each unrevoked proxy card properly executed and received prior to the close of the voting will be voted as indicated. Where specific instructions are not indicated, the proxy will be voted for the election of all directors as nominated.

     Compaq Computer Corporation's Summary Annual Report to Stockholders and Form 10-K for the year ended December 31, 1995, including consolidated financial statements, are being mailed to all stockholders entitled to vote at the Annual Meeting. These reports do not constitute a part of the proxy soliciting material.

     The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. To assist in the solicitation of proxies, the Company has engaged Corporate Investor Communications, Inc. ("CIC") at a fee of $9,000 plus reimbursement of its out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of the Company as well as by employees of CIC without additional compensation other than reimbursement of out-of-pocket expenses. The Company will reimburse banks, brokers and other custodians, nominees, and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Common Stock.


Proposal

ELECTION OF DIRECTORS

General Information


     The Company's Board of Directors currently consists of ten directors. Each of the directors was elected by the stockholders at the last Annual Meeting, with the exception of Lawrence T. Babbio, Jr., who joined the Board in September 1995, and Lucille S. Salhany, who joined the Board in March 1996. Directors elected at the Annual Meeting will hold office until the next Annual Meeting at which their successors are duly chosen and qualify, or until their earlier resignation or removal. The Board of Directors has inquired of each nominee and learned that each will serve if elected. In the event that any of these nominees should become unavailable for election, the Board of Directors may designate substitute nominees, in which event the shares represented by the proxy cards returned will be voted for such substitute nominees unless an instruction to the contrary is indicated on the proxy card.
The nominees receiving a plurality of the affirmative vote will be elected.


Information Concerning Nominees


BENJAMIN M. ROSEN                             Director since 1982

Benjamin M. Rosen, age 63, was appointed Chairman of the Board of Directors of the Company in 1983. He has been Chairman of Rosen Motors, which designs hybrid electric powertrains, since 1993. He has served as Chairman of the Board of Sevin Rosen Management Company, a venture capital firm, since 1981. Mr. Rosen is a director of Capstone Turbine Corp., a privately-held technology company. He is also Vice Chairman of the Board of Trustees of the California Institute of Technology.


ECKHARD PFEIFFER                              Director since 1991

Eckhard Pfeiffer, age 54, was elected President and Chief Executive Officer and appointed a director of the Company in October 1991. He joined the Company in September 1983 as Vice President, Europe and was elected Senior Vice President, International Operations in January 1986, President, Europe and International Division in May 1989, and Executive Vice President and Chief Operating Officer in January 1991. He also serves as a director of Bell Atlantic Corporation.


LAWRENCE T. BABBIO, JR.                       Director since 1995

Lawrence T. Babbio, Jr., age 50, has served as Vice Chairman and Director of Bell Atlantic Corporation since February 1995. In 1994, he was elected Executive Vice President and Chief Operation Officer of Bell Atlantic. In 1991, he was elected Chairman, President and Chief Executive Officer of Bell Atlantic Enterprises International, Inc. and in 1990, he was appointed President of Bell Atlantic Mobile Systems. He also serves as a director of Grupo Iusacell, S.A. de C.V.


ROBERT TED ENLOE, III                        Director since  1986

Robert Ted Enloe, III, age 57, has served as President and Chief Executive Officer of Liberte Investors since 1975. He was President and a director of L&N Housing Corp. from 1981 to April 1992 and he remains a director of that entity, now known as LNH Reit, Inc. From 1975 to September 1991 he served as the President of Lomas Financial Corporation, and as a director of that company from 1970 to 1991. Mr. Enloe also serves as a trustee of Liberte Investors, and as a director of Leggett & Platt, Inc., Sixx Holdings, Incorporated, and Epikon, Inc.


GEORGE H. HEILMEIER                           Director since 1994

George H. Heilmeier, age 59, has served as President and Chief Executive Officer of Bell Communications Research, Inc. (Bellcore), since 1991. He was Senior Vice President and Chief Technical Officer of Texas Instruments, Inc. from 1983 to 1991. He is a member of the Defense Science Board, the President's National Security Telecommunications Advisory Committee and the National Academy of Engineering. Dr. Heilmeier also serves as a member of the Board of Directors of TRW, Inc., MITRE Corporation, and Automatic Data Processing Inc.


GEORGE E.R. KINNEAR II                        Director since 1988

George E.R. Kinnear II, age 68, is Chairman Emeritus of the Board of the Retired Officers Association of the United States. From November 1988 to January 1992 he served as Executive Vice President of the University of New Hampshire (and as interim President from February 1990 to August 1990). From 1982 to 1988, he served as a Vice President for Grumman Corporation or its subsidiaries, last serving as Senior Vice President, Washington Operations. He also serves as a member of the Board of Directors for Precision Standard Corporation and The Aerospace Corporation.


PETER N. LARSON                               Director since 1993

Peter N. Larson, age 56, has served as Chairman and Chief Executive of Brunswick Corporation since April 1995. Prior to joining Brunswick, he was an executive officer of Johnson & Johnson where he served as Worldwide Chairman of the Consumer and Personal Care Group, and was a member of the Executive Committee and the Board of Directors. Prior to joining Johnson & Johnson in 1991, he was a member of a partnership managing consumer businesses. In addition to being a director of Brunswick, he is also a member of The Advertising Educational Foundation, Inc.


KENNETH L. LAY                                Director since 1987

Kenneth L. Lay, age 53, has served as Chairman of the Board and Chief Executive Officer of Enron Corp., a diversified energy company, since February 1986. In addition to Enron Corp., he serves as a director of Eli Lilly & Company, Trust Company of the West, and Enron Oil and Gas Company.


KENNETH ROMAN                                 Director since 1991

Kenneth Roman, age 65, provides management consulting services. From 1988 to 1989 he served as Chairman and Chief Executive Officer of The Ogilvy Group (and from 1985 to 1989 as Chairman of Ogilvy & Mather Worldwide). He was Executive Vice President of American Express from 1989 to 1991. He serves as a director of Brunswick Corporation, IBJ Schroder Bank and Trust Company, and PennCorp Financial Group, Inc.


LUCILLE S. SALHANY                            Director since 1996

Lucille S. Salhany, age 49, has served as President and Chief Executive Officer of United Paramount Network since September 1994. From January 1993 to July 1994 she served as Chairman of FOX Broadcasting Company and also was a member of the Board of Directors of Fox Inc. She joined FOX Broadcasting Company as Chairman of Twentieth Television in July 1991 after serving as President of Paramount Domestic Television of Paramount Pictures since 1985. Ms. Salhany serves on the executive committee of the UCLA School of Theater, Film and Television, is a member of the Board of Directors of the Academy of Television Arts and Sciences, and Hollywood Supports, an entertainment industry organization, and also serves on the Board of Emerson College.


     These ten persons will be placed in nomination for election to the Board of Directors. Directors will be elected by a plurality of the affirmative votes cast. The shares represented by the proxy cards returned will be voted FOR the election of these nominees unless you specify otherwise.


BOARD ORGANIZATION AND MEETINGS

     During 1995 the Board of Directors met eight times and various committees of the Board met a total of eighteen times. Attendance at Board meetings averaged 96 percent and attendance at committee meetings averaged 95 percent. The directors attended at least 81 percent of the meetings of the Board of Directors and the committees on which they served.

     The Audit Committee consists of seven non-employee directors: Mr. Kinnear (Chair) and Messrs. Babbio, Enloe, Heilmeier, Larson, Lay, and Rosen. The primary purpose of the Audit Committee is to provide independent and objective oversight of the Company's accounting functions and internal controls and to assure the objectivity of the Company's financial statements. The Committee also reviews and advises the Board with respect to the Company's insurance coverage and tax policies. The Committee is responsible for engaging the Company's independent accountants and reviews with them (i) the scope and timing of their audit services and any other services they may be asked to perform, (ii) their report on the Company's consolidated financial statements following completion of the audit, and (iii) the Company's policies and procedures with respect to internal accounting and financial controls. This Committee meets separately with representatives of the Company's independent accountants and with representatives of senior management and the internal auditors. The Audit Committee held six meetings during 1995, including one telephonic meeting.

     The Human Resources Committee, which formerly was known as the Compensation Committee, consists of six non-employee directors: Mr. Enloe (Chair) and Messrs. Heilmeier, Kinnear, Larson, Lay, and Roman. The primary purpose of this Committee is set forth in the Human Resources Committee Report in this Proxy Statement. During 1995 this Committee held seven meetings.

     The Corporate Governance Committee, which formerly was known as the Nominating Committee, consists of eight non-employee directors: Mr. Larson (Chair) and Messrs. Babbio, Enloe, Heilmeier, Kinnear, Lay, Roman, and Rosen. The primary purpose of this Committee is set forth in the Corporate Governance Committee Report in this Proxy Statement. The Corporate Governance Committee held six meetings during 1995.


DIRECTORS' COMPENSATION

     Board members other than those employed by the Company receive an annual fee of $30,000 ($50,000 for the Chairman). Prior to April 1996, Board members also have received a fee of $1,000 for each Board meeting attended in person, and a fee of $500 for each Board or committee special meeting held by telephone. Each Committee chairman receives an additional fee of $5,000 annually. Directors are reimbursed for travel and certain other expenses incurred in connection with their duties as directors of the Company. In connection with his role as Chairman of the Board of Directors, the Company retained Mr. Rosen to perform certain consulting services for the Company. In 1995 he received $152,000 in consulting fees from the Company.

     The Company has adopted a stock option plan for non-employee directors (the "Director Plan"), which authorizes 1,500,000 shares of Common Stock for issuance pursuant to stock options granted to non-employee directors. In January 1996 the Board of Directors amended the Director Plan to reduce the number of shares granted effective April 1996. As of April 1996, (i) each newly-appointed director will receive an initial option grant of 12,500 shares; (ii) each non-employee director will receive an annual option grant of 10,000 shares upon re-election; (iii) the director named as Chairman of the Board will receive an option to acquire an additional 2,500 shares; and (iv) six months prior to each annual meeting each non-employee director may file an election to receive in lieu of all or a portion of the following year's annual retainer a stock option grant, for which the number of shares and the exercise price are based upon 50 percent of the closing price of Common Stock on the day of the annual meeting.

     Under the Director Plan prior to April 1996, (i) each newly-appointed director is granted an option to purchase 30,000 shares of Common Stock at an exercise price equal to the market value of the Common Stock on the date of the grant;
(ii) each year upon re-election to the Board each non-employee director receives an option grant to acquire 12,000 shares of Common Stock or, in the case of the director named as Chairman of the Board, an option to acquire 15,000 shares of Common Stock with an exercise price equal to the market value of the Common Stock on the day of grant; and (iii) six months prior to each annual meeting each non-employee director may file an election to receive in lieu of all or a portion of the following year's annual retainer a stock option grant, for which the number of shares and the exercise price are based upon 50 percent of the closing price of Common Stock on the day of the annual meeting. Upon his appointment to the Board on September 29, 1995, Mr. Babbio received an option grant with an exercise price of $48.38 per share. On April 26, 1995, Messrs. Rosen, Enloe, Heilmeier, Kinnear, Larson, Lay and Roman each received an option grant upon re-election with an exercise price of $39.00 per share. Mr. Rosen was granted an option to purchase 2,564 shares and Messrs. Kinnear, Larson, Lay and Roman each were granted options to purchase 1,538 shares, at an exercise price of $19.50, as a result of their elections to receive options in lieu of annual retainer fees. Ms. Salhany will receive an option grant with an exercise price equal to the current market value of the Common Stock on the fifth business day following the Company's earnings release for the first quarter 1996.

     As part of its overall program to promote charitable giving, the Company has established a directors' charitable donation program funded by life insurance policies on directors. Upon the death of an individual who has served as a director for three years, the Company will donate $1 million to one or more qualifying charitable organizations recommended by the individual director and subsequently will be reimbursed by life insurance proceeds. Individual directors derive no financial benefit from this program since all charitable donations are made by the Company. The program does not result in any material cost to the Company.

EXECUTIVE OFFICERS

     The Board elects executive officers annually at its first meeting following the annual meeting of stockholders. Certain information concerning the Company's executive officers is set forth below, except that information concerning Mr. Pfeiffer is set forth above under "Election of Directors."

     Andreas Barth, age 51, was elected Senior Vice President, Europe, Middle East and Africa in December 1991. He joined the Company in February 1988 as Managing Director of Compaq Computer GmbH, the Company's German subsidiary, was appointed Vice President, Central Europe in December 1990, and Vice President, Europe in January 1991.

     Ross A. Cooley, age 55, was elected Senior Vice President, North America in December 1991. He joined the Company in February 1984 as a regional sales manager, and was appointed Vice President, Sales in April 1987, Vice President, Sales and Service in September 1989, and Vice President, North America in January 1991.

     Wilson D. Fargo, age 51, was elected Senior Vice
President, General Counsel and Secretary of the Company in May
1989.  He joined the Company in September 1984 as Vice
President and General Counsel and he was appointed Secretary of the Company in October 1984.

     Hans W. Gutsch, age 52, was elected Senior Vice President, Human Resources in November 1994. Mr. Gutsch joined the Company in 1988 as Director, Human Resources, Europe and was appointed Vice President, Human Resources, Europe, in June 1992, and Vice President, Human Resources and Environment, Europe, Middle East and Africa in January 1993.

     Michael D. Heil, age 48, was elected Senior Vice President and General Manager, Consumer Products Division in September 1995. Prior to his arrival at the Company, he was President and General Manager of Los Angeles Cellular Telephone Company since May 1989.

     Gregory E. Petsch, age 45, was elected Senior Vice
President, Corporate Operations in July 1993.  He joined the
Company in September 1983 as Director of Manufacturing Control and was named Vice President, CPU Manufacturing in May 1989 and
Vice President, Manufacturing in November 1991.

     John T. Rose, age 50, joined the Company as Senior Vice President, Desktop PC Division, in July 1993. Prior to his arrival at the Company, he was Vice President of Digital Equipment Corporation's Personal Computing Systems Business, which he established in 1985.

     Robert W. Stearns, age 45, was elected Senior Vice President, Technology, Corporate Development and Marketing in January 1996. He joined the Company as Vice President of Corporate Development in July 1993. Prior to his arrival at the Company, he was employed as a consultant focusing on high technology issues with McKinsey & Co. from August 1992 to July 1993 and as Vice President, Corporate Marketing with Motorola/Codex from September 1986 to August 1992. He also serves as a director of Houston Advanced Research Center.

     Gary Stimac, age 44, was elected Senior Vice President, Systems Division, in October 1991. He joined the Company in February 1982 as a systems engineer and was elected Vice President, Engineering in January 1986, Vice President, Systems Engineering in May 1987, and Senior Vice President, Systems Engineering in May 1989.

     Daryl J. White, age 48, was elected Senior Vice President, Finance and Chief Financial Officer in May 1989. He joined the Company in January 1983 as Director of Information Management and was elected Corporate Controller in May 1984, Vice President and Corporate Controller in January 1986, and Vice President, Finance and Chief Financial Officer, in October 1988. He also serves as a director of Pinnacle Micro Inc.

     Michael J. Winkler, age 51, was elected Senior Vice President, Portable PC Division, upon joining the Company in November 1995. Prior to his arrival at the Company, he was a Vice President and General Manager of the Computer Systems Division of Toshiba America Information Systems since October 1991. Previously, he was Vice President at Xerox Corporation.

     David J. Schempf, age 40, was elected Vice President, Corporate Finance, Corporate Controller, and Treasurer in November 1992. He joined the Company in October 1982 as accounting manager and later served as controller of the office and personal computer divisions and was elected Vice President and Corporate Controller in May 1989.

     John W. White, age 57, was elected Vice President and Chief Information Officer upon his joining the Company in February 1994. Before joining the Company, Mr. White was Vice President of Texas Instruments, Inc., and President of its Information Technology Group. He was employed by Texas Instruments for 28 years and served in a number of positions.


STOCK OWNERSHIP

     The following information, as of February 27, 1996, relates to (i) the holders of the Company's Common Stock known to the Company to own beneficially 5 percent or more of the outstanding Common Stock, and (ii) the ownership of Common Stock by each director; the Chief Executive Officer and the four most highly compensated other executive officers; and the executive officers and directors as a group. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission (the "SEC") to mean generally the power to vote or dispose of securities, regardless of any economic interest therein. The Company had 268,092,992 shares of Common Stock outstanding as of February 27, 1996.

Name of Owner or                   Number of Shares           Percent of
Identity of Group              Options(1)     Total (1)       Outstanding
FMR Corp.
  82 Devonshire Street
  Boston, MA  02109                          29,356,110 (2)     10.95%

The Equitable Companies
Incorporated (3)
  787 Seventh Avenue                         15,169,597          5.7
  New York, New York
  10019

Benjamin M. Rosen              224,105        1,442,069             *
Eckhard Pfeiffer             1,310,854        1,312,534 (4)         *
Lawrence T. Babbio, Jr.              0                0             *
Robert Ted Enloe, III           90,000           90,000             *
George E.R. Kinnear II          43,538           45,538             *
George H. Heilmeier             36,000           36,300             *
Peter N. Larson                 49,538           50,138             *
Kenneth L. Lay                  39,194          137,951 (5)         *
Kenneth Roman                   63,194           73,694             *
Andreas Barth                  323,422          324,412             *
Ross A. Cooley                  22,253           22,253             *
Gary Stimac                    164,174          230,351 (6)         *
Gregory E. Petsch               48,902           51,641 (7)         *
All executive officers
and directors as a group     2,774,869        4,186,659 (8)      1.56

*   Less than 1%

(1) Includes Company stock options that are exercisable or will become exercisable by April 27, 1996.
(2) Based on information provided in Schedule 13G and amendments thereto filed with the SEC dated February 14, 1996, these shares are beneficially held by FMR Corporation ("FMR") and certain of its affiliates and associates.
(3) The number of shares indicated is based on information provided in Schedule 13G filed with the SEC dated February 9, 1996, which was filed jointly by five French mutual insurance companies (AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, and Uni Europe Assurance Mutuelle, and collectively as a group, "The Mutuelles AXA"), as a group, AXA, The Equitable Companies Incorporated, and their subsidiaries. According to the Schedule 13G, 22,100 shares are beneficially owned by The Mutuelles AXA and AXA; and the shares beneficially owned by subsidiaries of The Equitable Companies Incorporated are as follows: (i) The Equitable Life Assurance Society of the United States: 557,300 shares; (ii) Alliance Capital Management
L.P.: 14,559,947 shares; (iii) Donaldson, Lufkin & Jenrette Securities Corporation: 2,800 shares; and Wood, Struthers & Winthrop Management Corporation.
(4) Includes 1,680 shares held by daughter and in custody for a minor child.
(5)  Includes 98,757 shares held by limited partnership.
(6) Includes 4,185 shares of Common Stock credited to Mr. Stimac's account in the Company's defined contribution plan.
(7) Includes 2,739 shares of Common Stock credited to Mr. Petsch's account in the Company's defined contribution plan.
(8) Includes 2,434 shares of Common Stock credited to the executive officers' accounts in the Company's defined contribution plan, which have not been listed separately above.

EXECUTIVE COMPENSATION

     The following Tables I through III present information concerning the cash compensation and stock options provided to Messrs. Pfeiffer, Barth, Cooley, Petsch, and Stimac. The notes to these tables provide more specific information regarding compensation. Table IV sets forth the anticipated retirement benefits to be received by Mr. Pfeiffer and Mr. Barth under the defined benefit retirement plan of the Company's German subsidiary. The Company's compensation policies are discussed in the Human Resources Committee Report that begins on page 11.

TABLE I
SUMMARY COMPENSATION
                                                                          Long-Term
                             Annual Compensation (1)                      Compensation
                                                                          Securities
Principal                                               Other Annual      Underlying     All Other
Position               Year     Salary      Bonus       Compensation      Options (2)    Compensation
=======================================================================================================
Eckhard Pfeiffer       1995     $1,125,000  $2,500,000  --                320,000        $1,250,000(3)
Chief Executive        1994      1,050,000   2,500,000  $1,500,019(4)     290,000           750,000(3)
Officer                1993      1,000,000   1,500,000  --                360,000              --

Andreas Barth          1995        537,473     555,459  --                100,000           189,053(3)
Senior Vice President  1994        431,672     482,626  --                 85,000           128,480(3)
EMEA                   1993        380,573     350,590  --                120,000              --

Ross A. Cooley         1995        360,000     550,000  --                 85,000           225,000(3)
Senior Vice President  1994        340,000     550,000  --                 85,000           229,500(5)
North America          1993        321,766     450,000  --                120,000             8,994(6)

Gregory E. Petsch      1995        350,000     525,000  --                100,000           271,000(7)
Senior Vice President  1994        300,000     500,000  --                 85,000           206,000(8)
Corporate Operations   1993        275,000     400,000  --                120,000             8,937(6)

Gary Stimac            1995        470,000     700,000  --                120,000           303,200(9)
Senior Vice President  1994        450,000     550,000  --                 85,000           252,000(10)
Systems Division       1993        430,000     450,000  --                120,000             8,994(6)


(1) Amounts shown include cash compensation earned by executive officers as well as amounts earned but deferred. Management believes that the value of any other benefits to any officer during 1993, 1994 and 1995 or to any officer other than Mr. Pfeiffer during 1994 did not exceed $50,000 or fall within any other category requiring inclusion.
(2) All figures in this column reflect the number of shares adjusted to reflect the Company's three-for-one stock split in 1994.
(3) Amount reflects a deferred unfunded bonus, the payment of which is subject to conditions established by the Human Resources Committee of the Board of Directors.
(4) In accordance with the employment agreement between the Company and Mr. Pfeiffer executed in 1992, the Company paid these funds to Mr. Pfeiffer to reimburse him for U.S. taxes incurred in 1994 upon exercise of certain stock options.
(5) Amount shown includes $4,500 contributed to the Company's defined contribution plan on behalf of Mr. Cooley and a $225,000 deferred unfunded bonus, the payment of which is subject to conditions established by the Human Resources Committee of the Board of Directors.
(6) Amount contributed to the Company's defined contribution plan on behalf of the named executive officers.
(7) Amount shown includes $21,000 contributed to the Company's defined contribution plan and defined compensation and supplemental savings plan on behalf of Mr. Petsch and a $250,000 deferred unfunded bonus, the payment of which is subject to conditions established by the Human Resources Committee of the Board of Directors.
(8) Amount shown includes $6,000 contributed to the Company's defined contribution plan and deferred compensation and supplemental savings plan on behalf of Mr. Petsch and a $200,000 deferred unfunded bonus, the payment of which is subject to conditions established by the Human Resources Committee of the Board of Directors.
(9) Amount shown includes $28,200 contributed to the Company's defined contribution plan and deferred compensation and supplemental savings plan on behalf of Mr. Stimac and a $275,000 deferred unfunded bonus, the payment of which is subject to conditions established by the Human Resources Committee of the Board of Directors.
(10) Amount shown includes $27,000 contributed to the Company's defined contribution plan and deferred compensation and supplemental savings plan on behalf of Mr. Stimac and a $225,000 deferred unfunded bonus, the payment of which is subject to conditions established by the Human Resources Committee of the Board of Directors.



TABLE II
1995 OPTION EXERCISES
AND YEAR-END OPTION VALUES
                                                   Number of Unexercised           Value of Unexercised
                                                         Options at               in-the-Money Options
                   1995 Stock Option Exercises       December 31, 1995             at December 31, 1995
                     Shares     Value Realized      Exercisable   Unexercisable  Exercisable   Unexercisable
Eckhard Pfeiffer     400,000    $12,492,853         1,197,517     992,483        $40,163,674   $18,025,925
Andreas Barth         97,000      3,269,801           309,753     306,247         10,491,764     5,525,349
Ross A. Cooley        86,164      2,271,859            47,090     276,248          1,439,157     4,974,556
Gregory E. Petsch    115,222      3,589,876            18,634     297,547            569,614     5,193,192
Gary Stimac          100,000      4,195,533           124,505     340,495          3,619,291     6,057,840


TABLE III
1995 STOCK OPTION GRANTS

                                                                 Gains Based on Assumed
                                                                 Rates of Stock Price
                                                                 Appreciation for Option
                       1995 Stock Option Grants                         Term (1)

                            % of 1995  Exercise/
                  Options   Employee   Base Price   Expiration  Assumed Rate  Assumed Rate
                  Granted   Option     per Share    Date             5%            10%
                  (2)       Grants     9/28/95
===========================================================================================
Eckhard Pfeiffer  320,000   4.89%      $48.3800     9/28/05     $9,736,295    $24,673,683
Andreas Barth     100,000   1.52        48.3800     9/28/05      3,042,592      7,710,526
Ross A. Cooley     85,000   1.30        48.3800     9/28/05      2,586,203      6,553,947
Gregory E. Petsch 100,000   1.52        48.3800     9/28/05      3,042,592      7,710,526
Gary Stimac       120,000   1.83        48.3800     9/28/05      3,651,111      9,252,631

All stockholders: N/A       N/A         N/A         N/A          8 billion      20.5 billion
265,828,051 shares
outstanding as of
9/28/95

Named officers'                                                    .27%             .27%
gain as % of all
stockholders' gain

(1) The potential gain is calculated from the closing price of Common Stock on September 28, 1995, the date of grants to executive officers. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.
(2) Option grants vest over 60 months from the date of grant and expire ten years from the date of grant.


TABLE IV
GERMAN PENSION PLAN

                    Final Average    Annual Pension Benefits without Reductions
Eckhard Pfeiffer    Base Salary      for Anticipated Social Security and Prior
                                            Employer Pension Benefits
======================================================================================
Years of Service                    15         20         25         30        35
======================================================================================
                    $  900,000   $ 352,174 $ 469,565  $ 540,000  $ 540,000  $ 540,000
                     1,000,000     391,304   521,739    600,000    600,000    600,000
                     1,100,000     430,435   573,913    660,000    660,000    660,000
                     1,200,000     469,565   626,087    720,000    720,000    720,000
                     1,300,000     508,696   678,261    780,000    780,000    780,000

                     Final Average      Annual Pension Benefits without Reduction
Andreas Barth         Base Salary        for Anticipated Social Security Benefits
======================================================================================
Years of Service                     15        20         25         30         35
======================================================================================
                    $ 400,000    $ 120,000 $ 160,000  $ 200,000  $ 240,000  $ 280,000
                      500,000      150,000   200,000    250,000    300,000    350,000
                      600,000      180,000   240,000    300,000    360,000    420,000
                      700,000      210,000   280,000    350,000    420,000    490,000
                      800,000      240,000   320,000    400,000    480,000    560,000


     Table IV indicates anticipated benefits at age 65 assuming the years of service with the Company shown. At December 31, 1995, Mr. Pfeiffer and Mr. Barth had twelve years and seven years of vested service, respectively. Benefits for Mr. Pfeiffer are calculated based on a formula under which he receives benefits equal to 60 percent of his average base salary over his final three years of employment. Any benefit is offset by U.S. and German social security benefits, pension payments from previous employers, and any amounts contributed by the Company on his behalf to the U.S. defined contribution plan. Benefits for Mr. Barth are calculated based on a formula under which he receives an annual retirement benefit equal to two percent of his final base salary times his years of service. This benefit will be offset by German social security benefits. The Company's executive officers in the United States are eligible to participate in the Company's defined contribution plan and defined contribution and supplemental savings plan. Amounts contributed to the defined contribution plan and defined contribution and supplemental savings plan are included in Table I.

Executive Officer Agreements

     Effective January 1, 1992, the Company entered into an employment agreement with Mr. Pfeiffer (the "CEO Agreement"). The CEO Agreement sets forth certain of the terms of Mr. Pfeiffer's employment, including Mr. Pfeiffer's right to receive a severance payment equal to four times his base salary (excluding bonuses) upon (i) termination of employment without cause or (ii) his resignation following his removal as Chief Executive Officer or a change of control of the Company. In such events, the CEO Agreement also calls for Mr. Pfeiffer to vest in all his outstanding stock options and to have a two-year period to exercise options granted before 1989. Mr. Pfeiffer's right to receive the severance payment, accelerated stock option vesting, and an extension of the period to exercise his options is subject to his execution of a release of any claims against the Company and his agreement not to compete with the Company or solicit its employees for 24 months following termination of employment. The agreement set forth Mr. Pfeiffer's base compensation for 1992 and calls for Mr. Pfeiffer and the Company to renegotiate Mr. Pfeiffer's base salary on an annual basis. The CEO Agreement also set forth the Company's agreement to indemnify Mr. Pfeiffer for certain personal income taxes related to his relocation to the United States in 1991, which obligation has been fulfilled. The CEO Agreement governs the terms and conditions of Mr. Pfeiffer's employment with the Company until he resigns or his employment is terminated at any time by the Company, with or without cause.

     The Company has entered into severance arrangements with Messrs. Barth, Cooley, Petsch and Stimac. The Company has agreed with each of these officers that upon (i) termination of employment without cause or (ii) resignation following a material change in the officer's duties, a change of control, disability, a reduction in pay greater than 25 percent, or the Company's failure to renew the agreement, such officer would receive a severance payment equal to eighteen months of base compensation. The Company's obligation to make such payment is subject to the officer's execution of a release and noncompetition and nonsolicitation agreement.

     The Company's stock option plans provide for full vesting of outstanding options in the event there is a change of control of the Company.


HUMAN RESOURCES COMMITTEE REPORT


     The primary purpose of the Human Resources Committee of the Board of Directors, which is composed of independent outside directors, is to ensure that the human resource and compensation strategies of the Company support and enhance its strategic objectives. The Committee is responsible for reviewing and advising the Board with respect to the Company's human resource strategies, setting the policies that govern the Company's compensation programs, administering the Company's equity compensation plans, and establishing the cash compensation of executive officers. The Committee's objectives are to establish compensation programs designed to attract, retain, and reward executives who will lead the Company in achieving its business goals in a highly competitive and rapidly changing industry; to ensure that the Company fulfills its ethical and legal responsibilities to its employees; and to ensure that management compensation is reasonable in light of the Company's objectives, compensation for similar personnel at other companies, and other relevant criteria. The compensation mix for executive officers consists of base salaries, an annual cash bonus system, and stock option awards. As a result, much of an executive officer's compensation is based upon the financial performance of the Company.

     The Committee makes its compensation decisions based on an analysis of the Company's performance, and an evaluation of comparative compensation information, and an evaluation of the performance of executive officers. Comparative performance data in 1995 was based on a group of 35 industry competitors, which included all of the companies in the S&P Computer Systems Index as well as certain other companies. The peer group is recommended to the Committee by an outside consulting firm, which analyzes companies for similar product lines, size, and financial structure. In 1995 the Company's performance placed the Company at about the 80th percentile in the peer group based on an evaluation of return on total capital and sales growth, which are highly correlated with long-term stockholder value creation.

     Comparative compensation data in 1995 was derived from an analysis of several independent surveys of compensation practices by the Company and outside consultants. Information from the computer and electronics industry segments is used wherever available. Nearly all of the companies in the comparative performance analysis are included in one or more of the surveys used to assess comparative compensation practices. The Committee believes these sources provide the appropriate information to evaluate the cash and equity compensation pay practices of the companies with which the Company competes to hire and retain executives.

     The Committee annually establishes each executive officer's base salary based on the Committee's evaluation of the officer's performance and contribution in the previous year and on competitive pay practices. The Company targets executive base salary range midpoints at the 62nd percentile of relevant market data. The Committee determined each executive officer's base compensation for 1995, including the Chief Executive Officer's, based upon an appraisal of the officer's contribution to the Company's results in 1994 and the officer's position and responsibilities for 1995. The criteria used in this appraisal varied based upon the officer's sphere of responsibility, but generally focused on measures such as sales growth in marketing and sales divisions, an assessment of plans for existing and new products in product divisions, expense control, and asset management.

     Each year, in accordance with the limits
established under the Company's Bonus Incentive Plan, the
Committee establishes a cash bonus fund based on the Company's performance relative to the industry peer group. In 1995 the
Committee evaluated comparative compensation data to determine the aggregate amount required to pay bonuses that would result in average total cash compensation to executives at the 80th percentile level, in line with the Company's performance in
1995. The Committee then determined the amount of the award
for each executive officer by reviewing comparative data for each executive officer's position at the 80th percentile total cash compensation levels and evaluating this information in
light of individual contribution levels, succession plans,
prospective future contributions, and retention requirements.
In establishing Mr. Pfeiffer's bonus, the Committee considered at length Mr. Pfeiffer's performance in 1995, focusing on three aspects of Mr. Pfeiffer's performance as Chief Executive
Officer:  operational and financial results, strategic
planning, and leadership.  Mr. Pfeiffer's direction of the
Company's operations in 1995 resulted in record-setting financial performance, including an annual sales increase to $14.8 billion from $10.9 billion in 1994, an increase in earnings per share to $3.74 (excluding a one-time charge related to acquisition activity)
from $3.21 in 1994, and more than 20 percent annual growth in the number of unit shipments worldwide.  Mr. Pfeiffer's development and implementation of effective strategies to ensure the Company's continued growth and financial success led to significant steps in the Company's transition from a PC company to a computer company, including the Company's acquisition of NetWorth, Inc., and Thomas-Conrad Corporation and other strategic investments, and, in particular, the continuation of the industry and financial
community's confidence in Mr. Pfeiffer's leadership.  Mr.
Pfeiffer's skills in identifying, hiring, and retaining an
effective management team led to the hiring of several key
executives, including new general managers of two product
divisions as well as the further development of succession
planning strategies for Mr. Pfeiffer and his team.   The
Committee authorizes the Chief Executive Officer to allocate the remainder of the bonus fund to key employees other than executive officers based on competitive pay practices and individual performance and contributions.

     The Human Resources Committee and the Board of Directors believe that management's ownership of a significant equity interest in the Company is a major incentive in building shareholder wealth and aligning the long-term interests of management and stockholders. Stock options, therefore, are granted by the Committee at option prices not less than the fair market value of the Company's common stock on the grant date and vest over sixty months. As a result, stock options have no value unless the share price increases over the fair market value on the date of grant. Option awards contribute to the retention of key executives since executives realize the benefits of options only as they vest based on tenure after the grant. The Human Resources Committee determines which employees receive stock option grants by evaluating the responsibilities and relative positions of key employees in comparison to like or similar positions at competitor companies.

     The Committee uses competitive market data and historical option grant practices to determine an appropriate range of awards for similar positions and makes awards within this range based on an evaluation that takes into consideration the employee's past and prospective contributions to the success of the Company as well as the projected value of outstanding unvested shares and proposed awards. To evaluate projected values, the Committee uses stock price projections two years in the future that are based on Value Line predictions of the industry share growth rate. Based on the Company's performance in comparison to the peer group, the Committee determined that in 1995 options should be awarded to Mr. Pfeiffer and other key executives at levels approximating those in 1994. The Committee determined, however, to further differentiate in grant levels among key executives, based on performance evaluation, prospective further contribution, and retention requirements.

     In addition, effective September 29, 1995, the Board of Directors adopted an Executive Stock Ownership Policy that requires executive officers to own a certain number of shares of Common Stock. Mr. Pfeiffer is required to own 45,000 shares and each of the other executive officers is required to own 10,000 shares. Each employee subject to this policy has the greater of three years from the effective date of the policy or five years from election to a covered position to comply with the ownership requirement.

     In its tax years beginning December 1, 1994, the Company is subject to Internal Revenue Code Section 162(m), which could limit the deductibility of certain compensation payments to its executive officers. The Company believes that any compensation realized in connection with the exercise of stock options granted by the Company will continue to be deductible as performance-based compensation. The Committee evaluated the impact of this legislation on its cash and equity compensation programs and adopted two additional compensation plans, which were approved by the stockholders of the Company in April 1995. The Company believes that compensation paid under the new Bonus Incentive Plan and that compensation realized in connection with grants under the 1995 Equity Incentive
Plan qualify for full deductibility under Section 162(m).
The Company generally intends to comply with the requirements of Section 162(m); however, it also intends to weigh the burdens of such compliance against the benefits to be obtained by the Company from such compliance, and in the future may pay compensation that is not fully deductible if it determines that such payments are in the Company's best interests.

                Human Resources Committee

     Robert Ted Enloe, III, Chair     Peter N. Larson
     George H. Heilmeier              Kenneth L. Lay
     George E.R. Kinnear II           Kenneth Roman


CORPORATE GOVERNANCE COMMITTEE REPORT


     Compaq Computer Corporation has focused on corporate governance since it was incorporated in 1982, long before the term came into fashion. From its beginning, the Board of Directors has consisted of independent outside directors except for one director who is an executive officer of the Company. All Board committees are composed exclusively of outside directors. The roles of Chairman and Chief Executive Officer have been and are separate. Directors have been compensated largely in equity to align their interests with shareholders. But Board structure has only one means to an end of ensuring the Board of Director's active oversight over the management of the Company's business. Through its continuing participation in strategic reviews of results, plans, and policies, the Board has been ready to make the difficult decisions that have led to timely changes in management and business plans.

     In July 1985 the Board of Directors first communicated its governance goals to employees by adopting the Board of Director's Statement of Purpose and Responsibilities. Since that time the Board has periodically updated the Statement, the charters of the Committees of the Board of Directors, and the Company's Delegation of Authority Policy. These documents set forth the principal corporate governance guidelines for the Board, the Company's executive officers, and employees.

     In January 1996 the Board of Directors, upon recommendation of the Committee, restructured the Nominating Committee as the Corporate Governance Committee and expanded the scope of its corporate governance responsibilities. The Corporate Governance Committee is charged with establishing processes and procedures to ensure effective and responsive governance of the Company. This includes responsibility for adopting procedures for the selection, retention, and evaluation of a Board of Directors that will perform its functions objectively and responsibly. The Committee is also responsible for evaluating and recommending to the Board corporate governance principles for the Company and the Board of Directors. The recommendations may include amendments to the Bylaws, the Board Statement of Purpose and Responsibilities or charters of Board Committees, and the adoption of principles, policies, procedures, or operational methods so as to insure more effective and responsive governance of the Company.

     In January 1996 the Board adopted seven principles of corporate governance that govern the selection of Board candidates, compensation of Board members, and Board retirement policies. These principles, which will be reviewed, updated, and communicated to stockholders periodically, are listed below:

     1. The Board of Directors shall be limited to ten or fewer members with the Chief Executive Officer as the only member who is an executive officer except in times of Chief Executive Officer transition. The Board will seek a balance between outside directors coming from business leadership positions and those who bring special expertise by favoring those who come from positions of leadership.

     2.   All Committee members will be outside directors.

     3. Committee chairs will serve for two years and be rotated thereafter.

     4. Board compensation will be paid in equity grants and an annual retainer. No meeting fees will be paid for regularly scheduled Board meetings effective with the 1996 annual meeting. Retainers may alternatively be paid in stock options at the election of the individual director. Non-employee directors will maintain ownership of 2,000 shares of Common Stock by the later of three years from January 1996 or their first election to the Board.

     5. Outside directors will not be paid for consulting nor will their firms be retained by the Company for consulting or services without the approval of the full Board.

     6. Board members will continue to be re-elected on an annual basis. In addition:

             Board members will evaluate the effectiveness of the full Board annually;

             Individual directors will be evaluated in depth by the Corporate Governance Committee and Chief Executive Officer every three years;

             Board members will retire at age 70; and

             Directors will offer their resignation upon a change of position, including retirement from the position on which their original nomination was based.

     7. The Corporate Governance Committee will maintain a director orientation program for both new and continuing directors.


Corporate Governance Committee

         Peter N. Larson, Chair        George E.R. Kinnear II
         Lawrence T. Babbio, Jr.       Kenneth L. Lay
         Robert Ted Enloe, III         Kenneth Roman
         George H. Heilmeier           Benjamin M. Rosen


STOCK PERFORMANCE GRAPH

    The following graph compares the Company's cumulative total return to the S&P 500 and the S&P Computer Systems Composite Index over a five-year period, beginning December 31, 1990, and ending December 31, 1995. The total stockholder return assumes $100 invested at the beginning of the period in Compaq Common Stock, the S&P 500, and the S&P Computer Systems Composite Index. It also assumes reinvestment of all dividends. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.


TABLE V
Comparison of Five-Year Cumulative Total Return
(Linear graph with coordinates indicated in the table below)

                               1990    1991   1992    1993   1994   1995
========================================================================
Compaq Computer Corporation     100      47     86     131    210    255
S&P 500 Composite               100     130    140     155    157    215
S&P Computer Systems Composite  100      89     65      68     87    116


GENERAL INFORMATION

     Price Waterhouse LLP, independent accountants, has served as the independent accountants of the Company since 1982, the year of the Company's incorporation, and has been appointed to audit the Company's consolidated financial statements for 1996. The Board has not proposed that any formal action be taken at the meeting with respect to the employment of Price Waterhouse LLP inasmuch as no such action is legally required. Representatives of Price Waterhouse LLP plan to attend the annual meeting and will be available to answer appropriate questions. Representatives of Price Waterhouse LLP will have the opportunity to make a statement at the meeting if they so desire.

     Proposals of shareholders that are intended to be presented at the Company's 1997 annual meeting of stockholders must be received by the Company no later than November 9, 1996, to be included in the proxy statement and proxy relating to that meeting.

Your vote is important!
Please sign and return your proxy in the enclosed envelope.



COMPAQ LOGO!

COMPAQ COMPUTER CORPORATION
Notice of
ANNUAL MEETING OF STOCKHOLDERS
To be held April 25, 1996

To Our Stockholders:

     Compaq Computer Corporation's Annual Meeting of Stockholders will be held Thursday, April 25, 1996, at 10:00 AM at the Conference Center, CCA5, Compaq Computer Corporation, 20555 SH 249, Houston, Texas.

     Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

     Stockholders of record at the close of business on February 27, 1996, will be entitled to vote at the Annual Meeting or any adjournments thereof.

COMPAQ COMPUTER CORPORATION
Annual Meeting of Stockholders to be held April 25, 1996
This Proxy is Solicited on Behalf of The Board of Directors

     The undersigned hereby appoints Daryl J. White and Wilson D. Fargo, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of Common Stock of Compaq Computer Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held April 25, 1996, and any adjournments thereof, with all the powers the undersigned would possess if personally present, and particularly, without limiting the generality of the foregoing, to vote and act on the following matters and in their descretion upon such other business as may properly come before the meeting or any adjourment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE NAMED HEREIN.

(continued, and to be signed, on the reverse side)  SEE REVERSE SIDE

The Board of Directors recommends a vote FOR the Proposal

Proposal:  Election of ten directors of the Company

NOMINEES:  Benjamin M. Rosen; Eckhard Pfeiffer; Lawrence T. Babbio, Jr.;
           Robert Ted Enloe, III; George H. Heilmeier; George E.R. Kinnear II; Peter N. Larson; Kenneth L. Lay; Kenneth Roman; and Lucille S. Salhany.

           For               Withheld from    To withold authority to vote
           All Nominees      All Nominees     for any individual nominee(s),
                                              mark this box and strike name
                                              from the listing above.

I plan to attend the meeting:

Mark here for address change and note below:

Please sign as name appears, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign with the full corporation name by authorized officer or officers.

Signature(s)_______________Signature(s)---------------Date-------------